Exhibit 99.1

STAR GAS LLC

Balance Sheets

(In thousands)

	September 30,
	2004	2005
Assets
	$—	$—

Total Assets	$—	$—

Liabilities and Shareholders’ Equity (Deficit)
Investment in Partnerships	$976	$1,211

Total Liabilities	976	1,211

Shareholders’ Equity (Deficit):
Membership interests	—	—
Additional paid-in capital	1,581	1,581
Retained deficit	(2,682)	(2,915)
Accumulated other comprehensive income (loss):
Pension plan obligations	(156)	(178)
Derivative instruments	281	301

	125	123

Shareholders’ Deficit	(976)	(1,211)

Total Liabilities and Shareholders’ Deficit	$—	$—

See accompanying notes to balance sheets.

STAR GAS LLC

NOTES TO BALANCE SHEETS

1) Organization

Star Gas LLC is the General Partner of Star Gas Partners, L.P. (“the Partnership”). Star Gas LLC owns an approximate .99% interest in Star Gas Partners, L.P. The Partnership is a diversified home energy distributor and services provider, specializing in the distribution of home heating oil. Petro Holdings, Inc. (“Petro”), is the nation’s largest distributor of home heating oil and serves approximately 480,000 customers in the Northeast and Mid-Atlantic. The General Partner includes the office of the Chief Executive Officer and has the responsibility for maintaining investor relations and investor reporting for the Partnership.

The General Partner conducts, directs and manages all activities of the Partnership and is reimbursed on a monthly basis for all direct and indirect expenses it incurs on their behalf including the cost of employee wages. The Partnership agreement places significant restrictions on the General Partner’s authority to make Partnership affecting decisions such as possessing or assigning specific partnership property, admitting a new partner, committing an act that would not allow the ongoing ordinary business of the Partnership, or transferring of interest as General Partner. Additionally, the Partnership agreement allows for the removal of the General Partner by a 2/3 vote of the common unit holders of the Partnership.

Star Gas LLC was established as the General Partner effective March 26, 1999, when the three shareholders of Star Gas LLC contributed their outstanding shares of Petro common stock for all of the membership interests in Star Gas LLC. Star Gas LLC contributed those shares to the Partnership in exchange for 325,729 general partner units, valued at approximately $1,581,000. The retained deficit of Star Gas LLC reflects its share of the results of operations of the Partnership from March 26, 1999 through September 30, 2005.

On March 7, 2005 (“the Termination Date”), Star Gas LLC and Mr. Irik P. Sevin entered into a letter agreement and general release (the “Agreement”). In accordance with the Agreement, Mr. Sevin confirmed his resignation from employment as the Chairman and Chief Executive Officer and President of Star Gas LLC (and its subsidiaries) under the employment agreement between Mr. Sevin and Star Gas LLC dated as of September 30, 2001. In addition, Mr. Sevin transferred his member interests in Star Gas LLC to a voting trust of which Mr. Sevin is one of three trustees. Under the terms of the voting trust, those interests will be voted in accordance with the decision of a majority of the trustees. Pursuant to the Agreement, Mr. Sevin is entitled to an annual consulting fee totaling $395,000 for a period of five years following the Termination Date. In addition, the Agreement provides for Mr. Sevin to receive a retirement benefit equal to $350,000 per year for a 13-year period beginning with the month following the five-year anniversary of the Termination Date. Although Star Gas LLC (its successors or assigns) has the obligation to pay or provide benefits to Mr. Sevin under the Agreement all such costs are reimbursed by the Partnership in accordance with the partnership agreement. Accordingly, the Partnership recorded a liability of approximately $4.0 million as of September 30, 2005 representing the present value of the remaining costs of the Agreement.

2) Utilization of Excess Proceeds from the sale of the propane segment

During the year ended September 30, 2005, the Partnership experienced high customer attrition and declining operating margins. Its loss from continuing operations totaled $178.9 million and cash flows used in operations totaled $54.9 million. The Partnership realized net proceeds of approximately $156 million from the sale of its propane segment in December 2004. The Partnership anticipates that it will be required to utilize the net proceeds from the sale of the propane segment to fund its working capital requirements over the next twelve months. Under the terms of the Indenture for the Partnership’s Senior Notes, such net proceeds to the extent not used for Permitted Uses (as defined in the indenture) become Excess Proceeds and are required to be offered to the holders of the Senior Notes. It is possible that the holders of the Senior Notes could take the position that use of the net proceeds to purchase working capital assets was not a Permitted Use. The Partnership disagrees with that position and has communicated this to the holders of the Senior Notes. However, if this position is challenged and the Partnership is not successful in defending its position, this would constitute an event of default if declared by either the holders of 25% in principal amount of the Senior Notes or by the trustee and in such event, all amounts due under the Senior Notes would become immediately due and payable, which would have a material adverse effect on the Partnership’s ability (and consequently Star Gas LLC) to continue as a going concern. At September 30, 2005, the amount of Excess Proceeds not yet applied toward a Permitted Use totaled $93.2 million. As of December 2, 2005 all Excess Proceeds were applied toward a Permitted Use.

3) Subsequent Events

Recapitalization

On December 2, 2005 the board of directors of Star Gas LLC approved a strategic recapitalization of Star Gas Partners that, if approved by unitholders and completed, would result in a reduction in the outstanding amount of the Partnership’s 10.25% Senior Notes due 2013 (or “Senior Notes”), of between approximately $87 million and $100 million (assuming full noteholder participation).

The recapitalization includes a commitment by Kestrel Energy Partners, LLC (or “Kestrel”) and its affiliates to purchase $15 million of new equity capital and provide a standby commitment in a $35 million rights offering to the Partnership’s common unitholders, at a price of $2.00 per common unit. The Partnership would utilize the $50 million in new equity financing, together with an additional $10 million from operations, to repurchase at least $60 million in face amount of its Senior Notes and, at its option, up to approximately $73.1 million of Senior Notes (less any principal, interest and premium payments required to be offered to non-tendering noteholders pursuant to the change-in-control offer required to be made under the indenture for the senior notes). In addition, certain noteholders have agreed to convert approximately $26.9 million in face amount of Senior Notes into newly issued common units at a conversion price of $2.00 per unit in connection with the closing of the recapitalization.

The Partnership has entered into agreements with the holders of approximately 94% in principal amount of its Senior Notes which provide that: the noteholders commit to, and tender their Senior Notes at par (i) for a pro rata portion of $60 million or, at our option, up to approximately $73.1 million in cash (less any principal, interest and premium payments required to be offered to non-tendering noteholders pursuant to the change-in-control offer required to be made under the indenture for the senior notes), (ii) in exchange for 13,433,962 new common units at a conversion price of $2.00 per unit (which new units would be acquired by exchanging approximately $26.9 million in face amount of Senior Notes), and (iii) in exchange for new notes representing the remaining face amount of the tendered notes. The principle terms of the new senior notes, such as the term and interest rate are the same as the Senior Notes. The closing of the tender offer is conditioned upon the closing of the transactions under the Kestrel unit purchase agreement, which is discussed below. Upon closing the transaction the Partnership will incur a gain or loss based on the difference between the $2.00 per unit conversion price and the fair value per unit represented by the per unit price in the open market.

Following the closing of the recapitalization, the Partnership will be required to make an offer to repurchase the senior notes that are not tendered in the tender offer at a purchase price equal to 101% of face value. The amount of any notes that the Partnership is required to offer to purchase will reduce on a dollar-for-dollar basis the amount of senior notes that the Partnership shall repurchase for cash in connection with the closing of the recapitalization.

Subject to and until the transaction closing, the noteholders have agreed not to accelerate indebtedness due under the Senior Notes or initiate any litigation or proceeding with respect to the Senior Notes. The noteholders have further agreed to: waive any default under the indenture; not to tender the Senior Notes in the change of control offer which will be required to be made following the closing of the transactions under the unit purchase agreement with Kestrel; and to consent to certain amendments to the existing indenture. The agreement with the noteholders further provides for the termination of its provisions in the event that the Kestrel unit purchase agreement is no longer in effect. The understandings and agreements contemplated by these transactions will terminate if the transaction does not close prior to April 30, 2006.

As part of the recapitalization transaction, the Partnership has entered into a definitive unit purchase agreement with Kestrel and its affiliates, which provides for, among other things: the receipt by the Partnership of $50 million in new equity financing through the issuance to Kestrel’s affiliates of 7,500,000 common units at $2.00 per unit for an aggregate of $15 million and the issuance of an additional 17,500,000 common units in a rights offering to the Partnership’s common unitholders at an exercise price of $2.00 per unit for an aggregate of $35 million. The rights will be non-transferable, and an affiliate of Kestrel has agreed to buy any common units not subscribed for in the rights offering. Under the terms of the unit purchase agreement, Kestrel Heat, LLC, or Kestrel Heat, a wholly owned subsidiary of Kestrel, will become the new general partner and Star Gas LLC will receive no consideration for its removal as general partner.

In addition, the unit purchase agreement provides for the adoption of a second amended and restated agreement of limited partnership that will, among other matters:

•	provide for the mandatory conversion of each outstanding senior subordinated unit and junior subordinated unit into one common unit;

•	change the minimum quarterly distribution to the common units from $0.575 per quarter, or $2.30 per year, to $0.0675 per unit, or $0.27 per year, which shall commence accruing October 1, 2008 or, if the Partnership elects to commence making distributions sooner, the quarter in which any distribution of available cash is made; and, eliminate all previously accrued cumulative distribution arrearages which aggregated $92.5 million at November 30, 2005;

•	suspend all mandatory distributions of available cash by us through the fiscal quarter ending September 30, 2008;

•	reallocate the incentive distribution rights so that, commencing October 1, 2008, or, if the Partnership elects to commence making distributions sooner, the quarter in which any distribution of available cash is made, the new general partner units in the aggregate will be entitled to receive 10% of the available cash distributed once $.0675 per quarter, or $0.27 per year, has been distributed to common units and general partner units and 20% of the available cash distributed in excess of $0.1125 per quarter, or $.45 per year, provided there are no arrearages in minimum quarterly distributions at the time of such distribution (under the current partnership agreement if quarterly distributions of available cash exceed certain target levels, the senior subordinated units, junior subordinated units and general partner units would receive an increased percentage of distributions, resulting in their receiving a greater amount on a per unit basis than the common units).

The recapitalization is subject to certain closing conditions including, the approval of our unitholders, approval of the lenders under the Partnership’s revolving credit facility, and the successful completion of the tender offer for the Senior Notes.

As a result of the challenging financial and operating conditions that the Partnership has experienced since fiscal 2004, it have not been able to generate sufficient available cash from operations to pay the minimum quarterly distribution of $0.575 per unit on its securities. These conditions led to the suspension of distributions on its senior subordinated units, junior subordinated units and general partner units on July 29, 2004 and to the suspension of distributions on the common units on October 18, 2004.

4) New accounting pronouncement

In June 2005 the FASB ratified EITF 04-5—“Investor’s accounting for an investment in a limited partnership when the investor is the sole general partner and the limited partners have certain rights.” EITF 04-5 requires that a general partner in a limited partnership is presumed to control that limited partnership regardless of the extent of the general partner’s ownership interest. In certain circumstances, as defined in the consensus, the limited partners can overcome that presumption of control.

In Star Gas’ case, the effective implementation date of the task force’s conclusion is the earlier of: (i) the date of any modification to the existing partnership agreement or (ii) the first reporting period in fiscal 2007.

We are currently evaluating EITF 04-5 and the impact it may have on future reporting requirements of Star Gas LLC.

INDEPENDENT AUDITORS’ REPORT

The Management and Owners of

Star Gas LLC:

We have audited the accompanying balance sheets of Star Gas LLC (the “Company”) as of September 30, 2004 and 2005. These balance sheets are the responsibility of the Company’s management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United State of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits of the balance sheets provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Star Gas LLC as of September 30, 2004 and 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying balance sheets have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the balance sheets, the Company is the General Partner of Star Gas Partners, L.P. (“Star Gas Partners”) and, as General Partner, is responsible for the obligations of Star Gas Partners. As discussed in Note 2 to the financial statements, Star Gas Partners must utilize all or a portion of the excess proceeds (as defined) from the sale of the propane segment to fund its working capital requirements over the next twelve months. Under the terms of the indenture for Star Gas Partners’ Senior Notes, such excess proceeds (as defined) are required to be offered to the holders of the Senior Notes by December 12, 2005. It is possible that the holders of the Senior Notes will not permit the use of such excess proceeds (as defined) by Star Gas Partners to fund its working capital requirements. This factor raises substantial doubt about Star Gas Partners’ ability to continue as a going concern, which consequently raises substantial doubt about the Company’s ability to continue as a going concern. Star Gas Partner’s plans in regard to these matters are described in Note 3. The balance sheets do not include any adjustments that might result from the outcome of this uncertainty.

/S/ KPMG LLP

Stamford, Connecticut

December 12, 2005